SPORTMART, INC.               EXHIBIT 10.53
                     1400 S. Wolf Road, Suite 200
                        Wheeling, IL 60090-6524

                             March 8, 1996

Larry Hochberg, Chairman and CEO
Sportmart, Inc.
1400 S. Wolf Road, Suite 200
Wheeling, IL 60090-6524

     Re:  Post-Employment Medical Benefits

Dear Larry:

     The Company is grateful to you for your many long years of excellent and distinguished leadership. In consideration of and recognition for these past services and your continuing contribution to the Company, the Company has agreed to provide to you and Barbara Hochberg post employment medical benefits, as set forth below, in satisfaction of your concerns in this regard.

1. You and Barbara will continue to be covered under the Company's existing group medical benefit plan for active employees until the date you cease to be eligible for such coverage under the terms of the plan. When you cease to be eligible under the Plan, you will then be eligible for health benefit continuation coverage under the plan pursuant to Federal law ("COBRA") under the same terms and conditions that apply to other COBRA-eligible individuals. This generally would provide you with 18 months of coverage under the plan; you would, however, be responsible for paying any required premium for coverage.

2. Upon the date your (and Barbara's) COBRA coverage has expired, you and Barbara will be eligible for Company-provided retiree medical benefits, subject to the following terms and conditions:

     (i) Y o u will receive reimbursement from the Company for physician, hospitalization and prescription drug expenses ("Expenses") incurred by you and Barbara which are not
          o t h erwise reimbursable or payable by another payor, including but not limited to, another employer's group health plan, Medicare, or first or third party insurance (such as an automobile insurance policy).

     (ii) Reimbursement by the Company of Expenses will be subject to a $25,000 annual calendar year deductible which will apply to Expenses incurred by you and/or Barbara in the aggregate.

     (iii)You and Barbara will take all necessary steps to obtain coverage under Medicare Parts A and B when you are first eligible for such coverages and you will seek reimbursement on a primary basis under such programs. You will give the Company subrogation rights to the extent of Expenses reimbursed by the Company in connection with an injury or accident.

     (iv) The Company has no obligation to set aside assets or purchase insurance to satisfy its obligations hereunder.
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     (v)  This Agreement contained in this letter supersedes any other obligation of the Company with respect to post-employment medical benefits for you and Barbara.

     (vi) All reimbursements made will be treated by the Company as taxable payments to you and your wife and will issue you an IRS Form 1099 with respect to such payments.

3. During any period that you are accepting benefits under this Agreement, you will not, without the prior express written consent of the Company's Compensation Committee, not to be unreasonably withheld, engage in (either as an owner, investor, partner, stockholder, employer, employee, consultant, advisor or director) any "Business" which competes with the Company; provided, however, this shall not limit your ability to own any publicly traded securities in a Business for which you provide no services. "Business" means a large format sporting goods retailer in the Continental United States.

4. Once you have signed the duplicate copy of this letter, this letter constitutes an Agreement binding on the Company and any successor to the Company. This Agreement is governed in accordance with the laws of the State of Illinois.

5. In the event you desire to pursue a claim relating to this Agreement, it shall be settled exclusively by arbitration in Chicago, Illinois by at least two but not more than three arbitrators in accordance with the rules of the American Arbitration Association in effect at the time of submission of the arbitration. Judgment may be entered on the arbitrator's award in any court having jurisdiction. If you prevail in such arbitration you will be entitled to reimbursement of your reasonable legal costs and expenses incurred in pursuing and enforcing your claim plus interest on all past due claims at the prime rate of interest plus 2% as published from time to time in the Midwest edition of the Wall Street Journal.

6. In the event the Company is entering into a transaction which involves a "change-in-control" of the Company, such transaction will also provide for undertakings reasonably acceptable to you and the Company that will assure the continuous performance of the Company's obligation under this Agreement.

     If you agree to the aforementioned terms and conditions, please signify your consent by executing the extra copy of this letter and returning it to me.
                                   Sincerely,

                                   SPORTMART, INC.

                                   By:  /S/ANDREW HOCHBERG

/S/ LARRY HOCHBERG
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